Exhibit 99.1


            FBOP CORPORATION AGREES TO ACQUIRE PBOC HOLDINGS, INC.


     Los Angeles, California - December 8, 2000 - PBOC Holdings, Inc. (Nasdaq:PBOC), parent company of People's Bank of California, and FBOP Corporation, a closely held bank and savings institution holding company which owns banks in California, Illinois and Texas, jointly today announced the signing of a definitive merger agreement for FBOP Corporation to acquire PBOC Holdings and its wholly owned savings bank subsidiary, People's Bank of California.

     Under the terms of the agreement, which was approved unanimously by both Boards of Directors, holders of PBOC common stock will receive $10.00 in cash for each share of PBOC common stock owned. The transaction has an approximate total value of $200,000,000. The purchase is expected to close during the second quarter of the calendar year 2001 pending regulatory approvals and approval of PBOC shareholders. Upon completion of the transaction, FBOP presently intends to merge People's Bank into its existing commercial bank subsidiary California National Bank, also located in Los Angeles.

     Robert M. Heskett, President of FBOP Corporation stated: "We are pleased to announce this merger, which gives FBOP and California National Bank an opportunity to expand our existing presence in Southern California. We look forward to welcoming all customers and employees of People's Bank into the FBOP family."

     Rudolph P. Guenzel, President and Chief Executive Officer of PBOC Holdings, said: "We look forward to working with FBOP and to offering our customers enhanced products and services."


     PBOC Holdings, Inc. is the parent company of People's Bank of California, a federally chartered savings bank headquartered in Los Angeles, which has $3.3 billion in assets and 24 full service branch offices located in Orange, Ventura and Los Angeles Counties in Southern California.

     FBOP Corporation is a $5.4 billion bank and savings institution holding company headquartered in Oak Park, Illinois which owns financial institutions in Illinois, Texas and California, including California National Bank in Los Angeles and San Diego National Bank in San Diego.